Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Natural Gas Services Group, Inc.
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Natural Gas Services Group, Inc. of our report dated March 12, 2007 relating to our audit of the consolidated financial statements, and internal control over financial reporting for the year ended December 31, 2006; and our audit of the consolidated financial statements for the year ended December 31, 2005, included in the Annual Report on Form 10-K and Form 10-K/A of Natural Gas Services Group, Inc.

/s/ Hein & Associates LLP

Dallas, Texas
November 8, 2007